Pricing Supplement No. 82  Dated April 1, 1998
(To Prospectus Supplement dated December 1, 1997
and Prospectus dated November 24, 1997)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-40447

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
(Fixed Rate Notes)

Principal Amount:  $25,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP:  61687Y CQ8

Trade Date:  April 1, 1998

Settlement Date:  April 7, 1998

Maturity Date: April 7, 2000

Price to Public (Issue Price):  Varying prices relating to
                                prevailing market prices

Net Proceeds to Issuer:  $24,963,250 (99.853%)

Interest Rate (per annum):  5.875%

Interest Payment Date(s): Semi-annually on October 7 and April 7 of each year, commencing October 7, 1998.

Record Date(s):     ( )  March 1 and September 1 of each year
                   (X )  Other: 15 calendar days prior
                         to the interest payment dates

Day Count Basis:       (X)  30/360
                       ( )  Actual/360

Form:     (X)   Book-Entry Note (DTC)
          ( )   Certificated Note

Redemption:
          ( X )  The Notes may not be redeemed prior to stated
                 maturity.
          (   )  The Notes may be redeemed prior to maturity.

Optional Redemption Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A
Annual Redemption Percentage Reduction:   N/A
Modified Payment Upon Acceleration:   N/A

Sinking Fund:  None

Right of Payment:
         ( )  Subordinated   (X)  Unsubordinated

Original Issue Discount:  N/A

Amount of OID:
Yield to Maturity:
Interest Accrual Date:
Initial Accrual Period OID:

Amortization Schedule:  N/A

Denominations: $1,000 minimum with $1,000 integral multiples thereafter

Plan of Distribution:
     The Company will sell the Notes to J.P. Morgan Securities Inc. ("JPMSI") at a price of 99.853% of the principal amount of the notes. JPMSI, acting as the Company's agent, will in turn sell $25,000,000 aggregate principal amount of the Notes to Merrill Lynch, Pierce, Fenner & Smith Incorporated at a price of 99.853% of the principal amount of the Notes.

     The Company has agreed to indemnify JPMSI and Merrill Lynch, Pierce, Fenner & Smith Incorporated against certain liabilities under the Securities Act of 1933, as amended.

Additional Terms:


CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL
HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS
SUPPLEMENT OR THE PROSPECTUS.